UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013 (November 4, 2013)

AMSURG CORP.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)

(615) 665-1283

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On November 2, 2013, AmSurg Corp. (the “Company”) learned that on November 1, 2013, the United States District Court for the Eastern District of California in Sacramento issued an order unsealing a qui tam lawsuit filed against AmSurg Corp., Gastroenterology Associates Endoscopy Center, LLC (“GAEC”), an entity that owns and operates an ambulatory surgery center located in Redding, California in which the Company owns a majority ownership interest, and certain other defendants. The Company obtained a copy of the complaint filed in the lawsuit from the court on November 4, 2013.

The lawsuit was filed in August 2012 by two certified registered nurse anesthetists who provided services as independent contractors to GAEC during the period from September 2010 through December 2010. GAEC terminated its contracts with the plaintiffs in December 2010. In the lawsuit, the plaintiffs assert claims pursuant to the Federal False Claims Act and the California False Claims Act relating to the alleged failure by GAEC to comply with applicable Federal and state regulatory requirements relating to pre-procedure medical histories and physical assessments. The lawsuit also asserts a claim for retaliatory discharge.

According to an order entered by the District Court on November 1, 2013, both the United States and the State of California declined to intervene in the case. The Company had no knowledge of the lawsuit while it was under seal and the Company has not been served with the lawsuit. The Company believes the claims in the lawsuit have no merit, and intends to vigorously defend the lawsuit. The Company has been, and will continue to be, committed to compliance with applicable Federal and state requirements. The Company is disclosing the existence of this lawsuit at this time to be as transparent as possible with shareholders, bondholders and the public.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary
(Principal Financial and Duly Authorized Officer)

Date: November 5, 2013